Exhibit 10.1

SECTION 364 FINANCING LOAN AGREEMENT

This SECTION 364 FINANCING LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of March 24, 2026 (the “Closing Date”) is by and between Charles & Colvard Ltd., a debtor and debtor-in-possession in the United States Bankruptcy Court for the Eastern District of North Carolina (the “Borrower” or the “DIP Borrower”), and Van Lang Jewelry LLC (the “Lender” or the “DIP Lender”).

RECITALS:

WHEREAS, on March 2, 2026 (the “Petition Date”), the Borrower commenced a bankruptcy case (the “Bankruptcy Case”) by filing a voluntary petition for relief pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of North Carolina (the “Bankruptcy Court”);

WHEREAS, the Borrower has requested that the Lender provide financing to the Borrower pursuant to Bankruptcy Code section 364;

WHEREAS, in connection with this Agreement, the Borrower and the Lender intend to enter into a Promissory Note by the Borrower in favor of the Lender in the form annexed hereto as Exhibit A (the “Note”) and a related Security Agreement in the form annexed hereto as Exhibit B (the “Security Agreement”), pursuant to which the Lender will agree to advance up to the maximum aggregate amount of One Million and No/00 ($1,000,000.00) (the “DIP Facility”) to the Borrower subject to the terms set forth in this Agreement, in the Financing Orders (as defined below) and pursuant to sections 364(c)(1), 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, the proceeds of which will be used solely for (i) payment of all fees and expenses due to the Lender pursuant to this Agreement, (ii) financing the Borrower’s ongoing working capital needs, general corporate purposes relating to post-petition operations and related costs, fees and expenses of the Bankruptcy Case, and (iii) payment of the costs of administration of the Bankruptcy Case as approved by the Bankruptcy Court (in each case, solely in accordance with the Approved Budget and the Financing Orders (each as defined below)); and

WHEREAS, the Lender has agreed to provide the DIP Facility on the terms and conditions of this Agreement and the Financing Orders (as defined below).

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions

1.1           “Asset Sale” means the sale of substantially all of the Borrower’s assets approved by the Bankruptcy Court in the Asset Sale Order pursuant to Section 363 of the Bankruptcy Code.

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1.1           “Asset Sale Effective Date” means the date on which the Asset Sale is consummated after all conditions to closing of the Asset Sale have been satisfied.

1.2           “Asset Sale Hearing” means the hearing before the Bankruptcy Court to consider approval of the Asset Sale.

1.3           “Asset Sale Motion” means a motion filed in the Bankruptcy Case seeking entry of the Asset Sale Procedures Order and the Asset Sale Order by the Bankruptcy Court.

1.4           “Asset Sale Order” means an order of the Bankruptcy Court, in form and substance satisfactory to the Lender solely with respect to payment in full in accordance with the terms of the this Agreement of all of the obligations hereunder due and owing as of the Asset Sale Effective Date, approving the Asset Sale and distribution of proceeds to Lender.

1.5           “Asset Sale Procedures Order” means an order of the Bankruptcy Court (a) approving the procedures for the Asset Sale, (b) approving the form of the relevant asset purchase agreement and (c) scheduling the Asset Sale Hearing.

1.6           “Avoidance Action Proceeds” means the proceeds of any of the Borrower’s estate’s causes of action under chapter 5 of the Bankruptcy Code and property received or recovered thereby.

1.7           “Carve-Out” means a carve-out from the collateral securing the DIP Obligations and from the superpriority claims granted to the Lender under the Bankruptcy Code, consisting of the amounts and categories described in Section 6, subject to the terms, limitations, and conditions set forth herein.

1.8           “Case” means the chapter 11 case of the Borrower pending in the Bankruptcy Court.

1.9           “DIP Facility Advance” means any advance under the DIP Facility.

1.10         “Final Order” means an order of the Bankruptcy Court in the Bankruptcy Case which approves the transactions contemplated by this Agreement and the other Financing Documents on a final basis and is in form and substance acceptable to the Lender, as the same may be amended, modified or otherwise supplemented from time to time in compliance with this Agreement.

1.11         “Financing Documents” means this Agreement, the Note, the Security Agreement, and any other notes, any guaranties, any other security agreements, the Financing Orders, any subordination or intercreditor agreement and all other documents, instruments and agreements related to DIP Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

1.12         “Financing Orders” means the Interim Order or, when applicable, the Final Order.

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1.13         “Interim Order” means the order of the Bankruptcy Court entered in the Bankruptcy Case, in form and substance satisfactory to the Lender, approving this Agreement, the other Financing Documents, and the other transactions contemplated thereby on an interim basis, which shall be in full force and effect until the entry of the Final Order approving this Agreement, the other Financing Documents, and the other transactions contemplated hereby and thereby, and which shall not have been stayed, reversed, vacated or otherwise modified (other than with the consent of the Lender in its sole discretion).

1.14         “Milestones” means (a) the entering of the Interim Order by the Bankruptcy Court on or before March 24, 2026, (b) the entering of the Final Order by the Bankruptcy Court on or before April 14, 2026, (c) the filing by the Borrower of the Asset Sale Motion on or before April 15, 2026, (d) the entry of the Asset Sale Procedures Order by the Bankruptcy Court on or before April 30, 2026 setting a hearing on the sale of assets no later than June 30, 2026, (e) the entry of the Asset Sale Order by the Bankruptcy Court on or before July 2, 2026, and (f) the occurrence of the Asset Sale Effective Date on or before July 7, 2026.

2.	Borrowings and Payments.

2.1           Approved Budget. The Borrower shall provide for the DIP Lender’s review and approval a two-week detailed rolling cash projection in a form acceptable to the DIP Lender, which shall be thereafter updated, as necessary, but shall not be updated less than once every two weeks (each, a “Proposed Budget”). Upon the Borrower’s receipt of the Lender’s approval (in its sole and exclusive discretion) of a Proposed Budget, such budget shall become an “Approved Budget” and shall replace the then-operative Approved Budget for all purposes. The Borrower shall operate in accordance with the Approved Budget, and all disbursements shall be consistent with the provisions of the Approved Budget (subject to the Permitted Variance (as defined below)). The Borrower may submit additional Proposed Budgets to the DIP Lender, but until the DIP Lender approves such Proposed Budget, it shall not become an Approved Budget and the Borrower shall continue to comply with the then-operative Approved Budget. The DIP Lender’s failure to respond to any submitted Proposed Budget within three (3) business days following submission thereof shall be deemed to be the DIP Lender’s approval of the same, whereupon such Proposed Budget shall constitute an Approved Budget.

2.2           Reporting. Beginning on April 8, 2026 (the “Initial Reporting Date”), and on every other Wednesday thereafter (collectively with the Initial Reporting Date, each a “Reporting Date”), the Borrower shall deliver to the DIP Lender, in a form consistent with the form of the Approved Budget, a variance report describing in reasonable detail, by line item, (i) the actual disbursements of the Borrower and actual receipts during the applicable Testing Period (as defined below); and (ii) any variance (whether positive or negative, expressed as a percentage) between the actual receipts or disbursements, as applicable, during such Testing Period against the estimated receipts or disbursements, as applicable, for the applicable Testing Period, as set forth in the applicable Approved Budget (a “Variance Report”). As used herein, “Testing Period” shall mean the two-week period ending on the Sunday immediately preceding the applicable Reporting Date. The last day of each Testing Period shall be a “Testing Date”. As of any applicable Testing Date: (1) Cash receipts may vary from the Approved Budget by no more than 10% to the downside for each Testing Date thereafter (the “Cash Receipt Variance”); and (2) Cash disbursements by line item may vary from the Approved Budget by no more than 10% to the upside for each Testing Date thereafter (the “Line Item Disbursement Variance”) (together with Cash Receipt Variance, the “Permitted Variances”). Provided that the Borrower may carry forward favorable variances on a line-item basis from the immediately preceding Testing Period when calculating the Permitted Variances for (2) above, and from the immediately preceding two Testing Periods when calculating the Permitted Variances for (1) above.

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2.3           The Borrower shall be deemed to be in compliance with the Approved Budget for all purposes under this Agreement and the Financing Orders unless, as of any Testing Date, the Borrower’s actual cash receipts or disbursements vary from the Approved Budget by more than the applicable Permitted Variance as measured on any Testing Date (the “Variance Covenant”). The Borrower shall deliver to the Lender (i) Variance Reports; (ii) all notices required to be given to all parties specified in any Financing Order; and (iii) such other information (including access to the Borrower’s books, records, personnel, and advisors during normal business hours) as the Lender may reasonably request. All such reporting shall be in form and with sufficient detail as is acceptable to the Lender in its sole discretion.

2.4           The Lender shall not be obligated to make any DIP Facility Advance hereunder if the principal amount outstanding and any accrued interest would reasonably be expected to result in an Event of Default. The parties agree that a determination of reasonableness shall be adjudicated by the Bankruptcy Court on an expedited basis at the request of either party. For the avoidance of doubt, in determining whether a DIP Facility Advance would “reasonably be expected’ to result in an Event of Default, the parties agree that it would be reasonable for the Lender to consider whether any Proposed Budget (and any requested DIP Facility Advance thereunder), together with projected cash receipts and all relevant administrative/professional expenses, provides a reasonable runway for the Borrower to satisfy the Milestones and operate through the next scheduled Milestone date within the maximum DIP Facility amount.

2.5           Maturity/Termination. Any DIP Facility Advance made hereunder shall mature on the earlier of (i) July 7, 2026 (the “Scheduled Maturity Date”), (ii) the Asset Sale Effective Date, (iii) the effective date of a Chapter 11 plan for the Borrower, (iv) the occurrence of an Event of Default, (v) the first business day on which the Interim Order expires by its terms or is terminated, unless the Final Order has been entered and become effective prior thereto, (vi) the conversion of the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, unless otherwise consented to in writing by the Lender (vii) the dismissal of the Bankruptcy Case, unless otherwise consented to in writing by the Lender, and (viii) the repayment in full in cash of all DIP Obligations and termination of all commitments under the DIP Facility (such date, the “Termination Date”). The Borrower shall pay all unpaid principal (together with unpaid accrued and unpaid interest and expenses, if any) on the Termination Date.

2.6           Interest. The Lender shall charge interest on the unpaid principal amount of any DIP Facility Advance made hereunder, such interest rate to be equal to nine percent (9%) per annum, provided that, following the occurrence and during the continuance of an Event of Default under the Note or this Agreement, such overdue amount shall bear interest at the rate of three percent (3%) per annum above the then applicable interest rate.

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2.6           Fees and Expenses of Lender. The reasonable and documented fees and out-of-pocket expenses incurred or accrued by the DIP Lender (the foregoing to include all unpaid reasonable and documented prepetition fees, out-of-pocket costs and expenses incurred by the DIP Lender in connection with the DIP Facility) in connection with any and all aspects of the Borrower’s Case shall be paid by the DIP Borrower from a DIP Facility reserve in the total amount of $100,000.00 (the “DIP Lender Expense Reserve”). The DIP Lender will provide regular statements of such fees and expenses so that the DIP Borrower can track the reduction of the DIP Lender Expense Reserve.

2.7           Prepayment. The Borrower may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal amount due hereunder prior to the Termination Date, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Until the DIP Facility has been repaid in full, the following mandatory prepayments will be required to be made toward the DIP Facility within three (3) business days of receipt by the Borrower: (i) 100% of any net cash proceeds from any asset disposition following satisfaction of any prior lien of Wolfspeed, Inc.; (ii) 100% of any proceeds received (x) under any insurance policy on account of the damage or destruction of any assets or property of the Borrower following satisfaction of any prior lien of Wolfspeed, Inc. and (y) due to any taking or condemnation of any assets or property following satisfaction of any prior lien of Wolfspeed, Inc.; and (iii) 100% of the net cash proceeds of the incurrence or issuance of any indebtedness or equity by the Borrower; provided that the Borrower shall not incur or issue any additional postpetition indebtedness or liens unless such amount shall be sufficient to prepay the DIP Facility in cash in full; (iv) 100% of any proceeds received or any cash received by or paid to or for the account of the Borrower not in the ordinary course of business, including but not limited to tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments (other than casualty and condemnation event proceeds) following the satisfaction of any prior lien of Wolfspeed, Inc.

2.8           Lender Records. The Lender shall maintain an account or accounts evidencing the DIP Facility Advances made hereunder and any accrued interest, fees and expenses hereunder of the Borrower to the Lender resulting from each DIP Facility Advance made by the Lender from time to time. The entries made in the records maintained by the Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the DIP Facility Advances in accordance with their terms. In the event of any conflict between the records maintained by the Lender and the Borrower in respect of such matters, the records of the Lender shall control in the absence of manifest error.

2.9           Promise to Pay. The Borrower hereby unconditionally promises to pay the Lender any outstanding interest and principal as funds become available, and to pay to the Lender all outstanding principal and all accrued and unpaid interest thereon together with any unpaid fees and expenses in respect of the DIP Facility on the Termination Date.

3.             Representations and Warranties. The Borrower represents and warrants to the Lender on the day that any DIP Facility Advance is advanced hereunder:

3.1           Organization; Powers. The Borrower has been duly formed or organized and is validly existing under the laws of its jurisdiction of organization. The Borrower has all requisite power and authority to execute and deliver this Agreement.

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3.2           Authorization; Borrower’s Decision; Enforceability. The borrowings of the DIP Facility are within the power and authority of the Borrower and have been duly authorized by all necessary action on the part of the Borrower. The decision to borrow any DIP Facility Advances was made independently by the Borrower without reliance on the Lender or any of its affiliates or representatives. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3           Governmental Approvals; No Conflicts. The borrowing of the DIP Facility Advances, the entering into of this Agreement, and the performance by the Borrower of its repayment obligations hereunder (a) do not require any consent or approval of any governmental authority which has not been obtained, (b) will not violate any applicable law, policy or regulation or the organizational documents of the Borrower or any order of any governmental authority, and (c) will not violate any indentures, agreements, and other instruments binding upon the Borrower. For the avoidance of doubt, in the event of any conflict between the terms of this Agreement and the then-applicable Financing Order, the Financing Order shall govern.

4.             Collateral. Subject to the lien priorities set forth in the Financing Orders, the entire principal amount, accrued interest and any other obligations owing hereunder shall be secured by (the “DIP Liens”) all the tangible and intangible assets of the Borrower, including but not limited to the following (the assets pledged hereunder and under the Security Agreement are herein referred to as the “Collateral”):

4.1	All money, cash or cash equivalents;

4.2           All present and future accounts, accounts receivable (to the extent permitted by law), agreements, contracts, leases, contract rights, rights to payment, instruments, documents, chattel paper, security agreements, guaranties, letters of credit, undertakings, surety bonds, insurance policies, notes and drafts, and all forms of obligations owing to the Lender or in which the Lender may have any interest, however created or arising and whether or not earned by performance, and all credit balances, deposits and other property now or hereafter held or received by or in transit to any depository or other institution from or for the account of the Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

4.3           All goods now owed or hereafter acquired, including, without limitation, all assets of the Borrower that constitute precious metals, regardless of form (the “Precious Metals”)1 and equipment now owned or hereafter acquired, including, without limitation, the all machinery, fixtures, vehicles, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

1 As set forth in the Financing Orders, subject to the Carve-Out (as defined below), (i) all DIP Obligations shall be secured by a valid, enforceable, first priority, fully perfected security interests in and liens on (1) all the Borrower’s Precious Metals, (2) the proceeds of any of the Borrower’s estate’s causes of action with the exception of the Avoidance Action Proceeds, and (3) any assets of the Borrower that were unencumbered as of the Petition Date and (ii) all DIP Obligations shall be secured by a valid, enforceable, second priority, fully perfected security interests in and liens on all other assets of the Borrower (i.e., other than Precious Metals, the proceeds of any of the Borrower’s estate’s causes of action with the exception of the Avoidance Action Proceeds, and any assets of the Borrower that were unencumbered as of the Petition Date (the “Other Collateral”), junior and subordinate only to the valid, perfected and non-avoidable liens and unavoidable liens of Wolfspeed, Inc.

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4.4           All other contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, purchase orders, customers lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

4.5           All commercial tort claims and other causes of action of the Borrower and the proceeds thereof with the exception of the Avoidance Action Proceeds;

4.6           All proceeds of leases of real property and all owned real property;

4.7           All deposit accounts, securities, securities entitlements, securities accounts, investment property, letters of credit and certificates of deposit now owned or hereafter acquired and the Borrower’s books relating to the foregoing;

4.8           All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing;

4.9           All of the Borrower’s books and records relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including all books, records, and information relating to the operation of the Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records and information are stored, recorded and maintained;

4.10         to the extent not otherwise included, all proceeds, tort claims, insurance claims, contract rights, rights to the payment of money, and other rights to payment not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing; and

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4.11         effective upon the entry of the Final Order, the Borrower’s rights under Section 506(c) of the Bankruptcy Code and the proceeds thereof.

5.             Defaults.

5.1           Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (“Event of Default”):

(a)           if Borrower fails to pay when due and payable or when declared due and payable, any portion of the obligations hereunder, whether of principal, interest, fee or premium;

(b)           if Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement or in any other present or future agreement between the Lender and the Borrower;

(c)           the Borrower makes any payment on account of any debt that has been subordinated to any of the obligations created under the Financing Documents (the “DIP Obligations”), other than payments specifically permitted by the terms of such subordination;

(d)           if the Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(e)           if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or other governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien upon any of Borrower’s assets and the same is not paid on or before the payment date thereof;

(f)            if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets;

(g)           if there is a default in any material agreement to which the Borrower is a party with third parties resulting in a right by such third parties, whether or not exercised, to accelerate the maturity of the Borrower’s indebtedness to such third parties;

(h)           if any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender by the Borrower or any of its officers, employees, agents, or directors;

(i)            if the Borrower or any of its officers, directors or key employees (i) are convicted of a felony or other crime involving misappropriation, dishonesty, unethical business conduct or disloyalty, or (ii) engage in fraud, breach of fiduciary duty, gross negligence or willful misconduct;

(j)            the occurrence of a default under the Note or the Security Agreement;

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(k)           if (i) the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code, or (ii) the Bankruptcy Case is dismissed;

(l)            if a Chapter 11 trustee or an examiner is appointed pursuant to Section 1104 of the Bankruptcy Code in the Bankruptcy Case;

(m)          if any super-priority administrative expense claim or any lien that is pari passu with or senior to those of the Lender is granted to any person other than the Lender;

(n)           if Borrower shall fail to comply with or perform any of the terms, conditions, covenants, or other obligations under the Final Order;

(o)           the failure of a sale of substantially all of the assets of the Borrower to occur on or prior to July 7, 2026 without the prior written consent of the Lender;

(p)           if the Borrower fails to achieve any Milestone as and when required, except as otherwise consented to in writing by the Lender;

(q)           except in connection with the Asset Sale, any assumption or rejection of any material executory contract without the prior written consent of the Lender;

(r)            the amendment, modification, reversal, revocation, issuance of a stay or order to vacate or supplement the Interim Order, the Final Order, the Asset Sale Order, any other order of the Bankruptcy Court affecting this Agreement, any other Financing Document, the Asset Sale or the transactions contemplated hereby or thereby, in each case, in any manner not acceptable to the Lender;

(s)           the filing or approval of any proposed Asset Sale Order, or draft thereof that does not provide for repayment in full in cash of all obligations hereunder before or at the Asset Sale Effective Date;

(t)            if the Borrower fails to pay in full in cash all DIP Obligations on or before the earlier of (i) the Asset Sale Effective Date and (ii) the effective date of any chapter 11 plan;

(u)           if any proposed chapter 11 plan is executed, filed, delivered, or any confirmation order is entered that does not provide for repayment in full in cash of all DIP Obligations before or at the effective date of such plan;

(v)           if there is a stay or injunction of the Asset Sale Order or Confirmation Order in effect precluding the consummation of the transactions contemplated thereby;

(w)          any transfer of venue of the Bankruptcy Case or substantive consolidation or joint administration with any other bankruptcy estate or bankrupt entity; and

(x)           any stay of the Bankruptcy Case.

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5.2           Remedies. Upon the occurrence and during the continuance of any Event of Default, the Lender shall be entitled (1) to issue a written notice (the “Remedies Notice”) (which may be by email) to the Borrower and its counsel, counsel for any Committee, and the Bankruptcy Administrator (the “Remedies Notice Parties”) declaring the occurrence of the Termination Date; (2) issue a Carve-Out Notice (as defined below); (3) declare all DIP Obligations to be immediately due and payable without presentment, demand or protest or other notice of any kind, all of which are expressly waived by the Borrower; and (4) declare the suspension or termination of the DIP Facility as to any further liability or obligation of the DIP Lender thereunder, but without affecting the DIP Liens or DIP Obligations (the “Termination Notice”). Prior to charging the default rate of interest under the DIP Facility, terminating the rights of the Borrower to use cash collateral or exercising any remedies against the Collateral as set forth in the Financing Documents, the DIP Lender shall be required to file a motion with the Court seeking emergency relief from the automatic stay (the “Stay Relief Motion”) on at least three (3) business days’ written notice to the Remedies Notice Parties of the DIP Lender’s intent to exercise its rights and remedies (the “DIP Remedies Notice Period”). In the event the Bankruptcy Court determines during a hearing on the Stay Relief Motion that an Event of Default has occurred, the Bankruptcy Court may fashion an appropriate remedy, which may include the exercise of any and all rights available to the DIP Lender under the Financing Documents, the Interim Order, and/or the Final Order, as applicable.

6.             The Carve-Out shall include (a) all fees required to be paid to the Clerk of the Court and to the Office of the United States Bankruptcy Administrator under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the Carve-Out Notice (as defined below)), (b) all reasonable fees and expenses up to $20,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the Carve-Out Notice (defined below)), (c) to the extent allowed by the Bankruptcy Court at any time, unpaid fees and expenses (“Allowed Professional Fees”) of estate professionals incurred through the date of delivery of a Carve-Out Notice (defined below) up to the amounts for such professionals included in the Approved Budget through the date of the Carve-Out Notice, and (d) to the extent allowed by the Bankruptcy Court at any time, up to $100,000 of fees and expenses incurred by persons or firms retained by (i) the Borrower pursuant to Sections 327, 328, or 363 of the Bankruptcy Code or (ii) any committee appointed in the Bankruptcy Case ((i) and (ii) together, the “Estate Professionals”) after the first business day following delivery of a Carve-Out Notice (excluding, for the avoidance of doubt, any success fee, transaction fee, deferred fee or other similar fee set forth in any professional’s engagement letter, the amounts set forth in this clause (d) being the “Post Carve-Out Notice Cap”). “Carve-Out Notice” means a written notice (which may be by email) by the DIP Lender to the Borrower, Borrower’s counsel, the Bankruptcy Administrator, and counsel to any Committee stating that the Post Carve-Out Notice Cap has been invoked, which notice may be delivered only following the occurrence and during the continuation of an Event of Default. Delivery of a Carve-Out Notice shall constitute a demand to the Borrower to utilize all cash on hand (including the proceeds of the DIP Facility) to fund a reserve in an amount equal to the Carve-Out, which shall be earmarked and held in trust to pay unpaid fees and expenses incurred by Estate Professionals, to the extent allowed by the Bankruptcy Court at any time, prior to any and all other claims in the Bankruptcy Case (the “Carve-Out Reserve”). All funds in the Carve-Out Reserve shall be used first to pay the obligations set forth in clauses (a)-(d) in the above definition of “Carve-Out” until paid in full, and second, to pay the DIP Lender until paid in full. Notwithstanding anything to the contrary in this Agreement or the Financing Orders, the failure of the Carve-Out Reserve to satisfy in full the fees of Estate Professionals shall not affect the priority of the Carve-Out. The Carve-Out shall be reduced to the extent unencumbered Avoidance Action Proceeds are recovered by the Borrower that can be used to pay for the items included in the Carve-Out.

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7.             No Additional Indebtedness. From and after the date hereof, until all amounts due hereunder have been paid in full, the Borrower shall not incur any indebtedness other than customary trade payables paid within ninety (90) days after they are incurred, unless approved by the Lender in writing in advance.

8.             Change in Control. Simultaneous with the occurrence of a “Change in Control” occurring on or after the date of this Agreement, the Lender may, at its option, declare all unpaid principal of the DIP Facility, together with all accrued interest thereon, immediately due and payable. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (A) a merger or consolidation of the Borrower with or into another entity (whether inside of or outside of bankruptcy, including but not limited to joint administration and /or substantive consolidation); (B) the sale, license, or transfer of all or substantially all of the properties and assets of the Borrower, other than an Asset Sale; (C) any acquisition by any person of beneficial ownership of a majority of the equity of the Borrower (whether or not newly-issued shares or equity interests) in a single transaction or a series of related transactions; (D) the redemption or repurchase of equity interests representing a majority of the voting power of the outstanding shares of equity of the Borrower; (E) the appointment of a chapter 11 trustee without the prior consent of the Lender; or (F) any other change of control of more than fifty percent (50%) of the outstanding voting power of the Borrower.

9.             Usury. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the DIP Facility, together with all fees, charges, and other amounts that are treated as interest on the DIP Facility under applicable law shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such DIP Facility hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.

10.           Bankruptcy Covenants

10.1         Milestones. The Borrower shall timely comply with the milestones, it being expressly understood that time is of the essence. If, no later than April 30, 2026, the borrower provides the Lender with a term sheet for a plan of reorganization that the DIP Lender is willing to support together with a budget demonstrating that the DIP Borrower can operate until plan confirmation without financing in addition to the $1 million DIP Facility, then the lender will agree that the Borrower may prosecute confirmation of such plan in lieu of the Asset Sale Motion and will negotiate in good faith a modification of the Approved Budget to accommodate prosecution of such plan.

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10.2         The Final Order shall provide that DIP Lender shall have the right to credit bid (pursuant to section 363(k) of the Bankruptcy Code and/or applicable law) all amounts due under the DIP Facility in whole or in part, in connection with any sale or disposition of assets by the Borrower in the Bankruptcy Case and shall not be prohibited from making such credit bid “for cause” under section 363(k) of the Bankruptcy Code (provided that the DIP Lender acknowledges, for the avoidance of doubt, that it must first satisfy any debt owed to Wolfspeed, Inc. prior to credit bidding on any assets secured by Wolfspeed, Inc.’s first priority liens and security interests).

10.3         The Final Order shall include a ruling that, except to the extent of the Carve-Out, no expenses of administration of the Bankruptcy Case or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from any Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the Lender, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Lender; and the Borrower shall irrevocably waive and shall be prohibited from asserting any claim described in this paragraph, under section 506(c) of the Bankruptcy Code or otherwise, for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the Lender upon the Collateral.

10.4         None of the Carve-Out, the DIP Facility, or the Borrower’s cash collateral may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to, the DIP Facility, this Agreement or the Financing Documents, or the security interests and liens securing any of the DIP Obligations or to fund prosecution or assertion of any claims, or to otherwise litigate against the Lender.

10.5         The Borrower shall agree to indemnify and hold harmless the Lender (solely in its capacity as the Lender) and each of its respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and out-of-pocket expenses of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the DIP Facility, or any of the transactions contemplated hereby, except to the extent arising from an Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

10.6         Bankruptcy Actions.

(a)           The Borrower shall not enter into any agreement to return any of its inventory or other Collateral outside the ordinary course of business (as such term is used in the Bankruptcy Code) to any of its creditors for application against any prepetition debt, prepetition trade payables, or other prepetition claims under Section 546(h) of the Bankruptcy Code.

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(b)           The Borrower shall not make (i) any payments on account of any creditor’s claims against the Borrower, (ii) payments on account of claims or expenses arising under Section 503(b)(9) of the Bankruptcy Code, (iii) payments in respect of a reclamation program, or (iv) payments under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code, except in each case, in amounts and on terms and conditions that (A) are approved by order of the Bankruptcy Court and (B) are expressly permitted by the Approved Budget, or otherwise approved by the Lender in writing.

(c)           The Borrower shall not obtain, or seek to obtain, any stay on the exercise of the remedies of the Lender hereunder, under any Financing Document, or the Financing Orders.

(d)           The Borrower shall not sell or otherwise dispose of finished jewelry inventory in any bulk, clearance, close-out, fire-sale, liquidation, or similar transaction (including any promotional event materially deviating from ordinary-course pricing and cadence) at a price less than thirty percent (30%) of the applicable book value of such inventory, in each case without the prior written consent of the Lender. The Borrower shall maintain complete and accurate records sufficient to verify compliance with this covenant and shall make such records available to the Lender upon reasonable notice. The DIP Lender’s failure to object to any proposed or completed sale shall not be deemed a consent or waiver of this covenant, and any consent, if given, shall be specific, in writing, and may be limited in scope and duration. The Borrower shall implement such additional commercially reasonable procedures, reporting, and controls as the Lender may reasonably request from time to time to ensure ongoing compliance with this covenant.

11.           Conditions to Closing. The obligation of the Lender to make a DIP Facility Advance on or after the Closing Date shall be subject to the receipt by the Lender of executed versions of the Financing Documents, each in form and substance satisfactory to the Lender, and such other closing deliverables reasonably requested by the Lender, and to the satisfaction of the following conditions precedent, each to the satisfaction of the Lender and its counsel in their sole discretion:

7.1

11.1         The Interim Order or the Final Order, as applicable, shall be in effect and shall not have been reversed, modified, amended or stayed, and no motion seeking a reversal, modification, amendment or stay shall have been filed by any person;

11.2         The Lender shall have received the Financing Documents duly executed by an authorized officer of the Borrower and other parties thereto;

11.3         The Borrower shall reserve its exclusive right to file a plan under Bankruptcy Code §1121, provided however that the DIP Lender shall have the right to cosponsor and prosecute a Chapter 11 plan in coordination with the DIP Borrower;

11.4         Prior to the execution of this Agreement, the Lender shall have received a cash forecast for the period from the entry of the Interim Order to the Scheduled Maturity Date setting forth projected cash flows and disbursements;

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11.5         the DIP Borrower shall be in compliance with the terms of the Interim Order or the Final Order, as applicable;

11.6         with regard to any DIP Facility Advance after the Closing Date, all “second day orders” approving on a final basis any first day orders intended to be entered on or prior to the date of entry of the Final Order shall have been entered by the Bankruptcy Court, shall be acceptable to the DIP Lender, in its sole and exclusive discretion, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to the DIP Lender in its sole and exclusive discretion;

11.7         the Approved Budget shall demonstrate a need for the funds to be advanced within the next two weeks, there shall be at least two weeks between each drawing, and the Borrower shall have delivered at least 3 business days prior to the applicable draw date (or such shorter period as the DIP Lender may agree in its sole discretion) a borrowing notice showing the proposed use of such funds within the next two weeks in accordance with an Approved Budget that was approved within the last week;

11.8         the Borrower shall have provided a certificate confirming that all the representations and warranties of the Borrower in the Financing Documents remain true and correct, unless otherwise agreed by the Lender; and

11.9         there shall be no defaults or Events of Default under the Financing Documents, as applicable, or any Events of Default shall have been waived by the DIP Lender.

12.           Miscellaneous.

12.1         Amendments and Waiver. Neither this Agreement nor any provisions hereof may be amended, except pursuant to a written instrument executed by the Borrower and the Lender. No waiver by the Lender or the Borrower of any right or remedy under this Agreement shall be effective unless in a writing signed by the Lender or the Borrower, as the case may be. Neither the failure nor any delay in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by the Lender or the Borrower will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

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12.2         Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, requires, demand, claim or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), electronic mail, or facsimile transmission, or (c) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Lender:

Van Lang Jewelry LLC

c/o Jennifer B. Lyday

Waldrep Wall Babcock & Bailey PLLC

370 Knollwood St., Suite 600

Winston-Salem, NC 27103

Email: [***]

If to the Borrower:

Charles & Colvard Ltd.

c/o Rebecca Redwine Grow

Hendren Redwine & Malone PLLC

4600 Marriott Dr #150

Raleigh, NC 27612

Email: [***]

12.3         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.4         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

12.5         Parties and Interest. This Agreement shall bind the Borrower and the Lender and their permitted successors and assigns. Neither this Agreement, nor any of the rights or obligations hereunder, may be assigned or transferred by the Lender or the Borrower without the express prior written consent of the other.

12.6         No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Borrower, the Lender, and their respective successors and permitted assigns.

12.7         Construction. The Borrower and the Lender have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation.

[Signature page follows]

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IN WITNESS WHEREOF, the Borrower and the Lender have each executed and delivered this Agreement as of the date first stated above.

BORROWER:

CHARLES & COLVARD LTD.

/s/ Michael Levin
By:	Michael Levin
Its:	Board Chair

LENDER:

VAN LANG JEWELRY LLC

/s/ Duc Pham
By:	Duc Pham
Its:	Manager